Exhibit 10.12

LICENSE AGREEMENT

Effective March 31, 1999 (“Effective Date”), the University of Virginia Patent Foundation (“UVAPF”), a Virginia not-for-profit corporation, having a principal place of business at 1224 West Main Street, Suite 1-110, Charlottesville, Virginia, 22903, and MedQuest Products, Inc. (“MedQuest”), a Utah corporation, having a principal place of business at 825 North, 300 West, Suite NEI07, Salt Lake City, Utah, 84103, agree as follows:

ARTICLE I: RECITALS

1.             In the course of research at the University of Virginia, the University of Utah, and MedQuest Products, Inc., Paul Allaire, Eric Maslen, Ron Flack, Don Olsen, Gill Bearnson, Pratap Khanwilkar, James Long, B. Ajit Kumar, and Mary Sinnott have made certain inventions relating to an implantable blood pump (“Inventions”).

2.             The research at the University of Virginia was sponsored, in part, by the United States Government. As such, any rights granted herein are subject to a non-exclusive, royalty-free license held by the United States Government to practice the Inventions.

3.             Certain patent applications covering the Inventions have been filed.

4.             UVAPF, MedQuest, and the University of Utah Research Foundation are joint owners of the entire interest in the Inventions and any patent applications relating thereto.

5.             MedQuest desires to obtain exclusive rights to the Inventions and any patent applications relating thereto in order to develop and commercialize the Inventions. To this end, MedQuest desires to exclusively license UVAPF’s rights with respect to the Inventions and any patent applications relating thereto.

6.             UVAPF is willing to grant such a license under the terms and conditions set forth in this Agreement, and wishes to reserve the right to practice the Inventions for educational and research purposes at the University of Virginia.

ARTICLE II : DEFINITIONS

7.             UVAPF’s Patent Rights means UVAPF’s rights in and to:

(a)           the U.S. patent application having serial no. 08/850,598, filed May 2, 1997, entitled “Hybrid Magnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method,” and any patent issuing thereon;

(b)           the U.S. patent application having serial no. 09/064,352, filed April 22, 1998, entitled “Implantable Centrifugal Blood Pump with Hybrid Magnetic Bearings,” and any patent issuing thereon;

(c)           the U.S. patent application having serial no. 08/850,156, filed May 2, 1997, entitled “Electromagnetically Suspended and Rotated Centrifugal Pumping Apparatus and Method,” and any patent issuing thereon; and

(d)           any patent application that is a continuation, divisional, continuation-in-part, reissue, reexamination, renewal, foreign equivalent, or extension of any of the patent applications listed above, and any patent issuing thereon.

8.             Licensed Product means any device, product or apparatus that is covered by UVAPF’s Patent Rights, or uses, or is made by practicing, any of the Inventions claimed under UVAPF’s Patent Rights.

9.             Licensed Territories means all territories to which UVAPF’s Patent Rights extend.

10.           Affiliate means any third party that is directly or indirectly under the control of MedQuest, that is under common control with MedQuest, or that controls MedQuest. As used herein, the term “control” shall mean possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract, or otherwise, and the term “entity” shall include without limitation an individual, corporation, or other organization.

11.           Net Sales means gross sales by MedQuest or its Affiliates or Sublicensees of any product that incorporates or completely comprises a Licensed Product, less the following: at-cost and no-cost sales of Licensed Products for clinical trials or evaluations by MedQuest, its Affiliates, potential funding sources, or Sublicensees; above-cost sales of Licensed Products for clinical trials or evaluations by MedQuest, its Affiliates, potential funding sources, or Sublicensees, provided that the above-cost revenues for such above-cost sales are paid out to third parties who carry out such clinical trials or evaluations and are not retained by MedQuest; cash, trade, and quantity discounts actually allowed; sales, use, and excise taxes; tariffs and customs duties; outbound transportation costs; and allowances, credits, and write-offs for rejections, returns, or bad debts.

12.           Fractional Multiplier. For Net Sales occurring with respect to Licensed Products that are not sold separately, and are sold in combination with or as part of other products, the Fractional Multiplier shall be the ratio of the manufacturing cost of the included Licensed Products (in the numerator) to the total manufacturing cost of the combined or composite products (in the denominator). For Net Sales occurring with respect to Licensed Products that are sold separately, the Fractional Multiplier shall be one (1).

13.           Royalty Rate. For Net Sales of Licensed Products occurring in the Licensed Territories, the Royalty Rate shall be one-half of one percent (0.5%), and for Net Sales of Licensed Products occurring outside the Licensed Territories, the Royalty Rate shall be one-quarter of one percent (0.25%).

14.           UVA shall mean the University of Virginia, its governors, trustees, officers, agents, employees, faculty, staff, and students.

ARTICLE III : LICENSE

15.           Grant. UVAPF hereby grants to MedQuest an exclusive license under UVAPF’s Patent Rights during the life of UVAPF’s Patent Rights to practice the methods, and to make, use, sell, offer to sell, and import the Licensed Product, throughout the Licensed Territories and all other territories of the world (“License”).

16.           Rights to Affiliates. The rights licensed to MedQuest hereunder shall extend to Affiliates designated in writing by MedQuest, provided each such Affiliate agrees in writing to be bound by the terms and conditions of this Agreement. MedQuest agrees to be fully responsible for the performance of such authorized Affiliates hereunder.

17.           Agreement not to Otherwise License. UVAPF shall not grant any other license to practice the methods, or to make, use, sell, offer to sell, import or export the devices, that are covered by the claims of UVAPF’s Patent Rights. Notwithstanding anything herein to the contrary, any and all licenses and other rights granted hereunder are limited by and are subject to the rights and requirements of the United States Government that may attach as a result of Government sponsorship of research in which one or more inventions or discoveries covered by UVAPF’s Patent Rights are conceived or first actually reduced to practice, as set forth in Title 37 of the Code of Federal Regulations (C.F.R.), Part 401, and in the relevant Government research contracts, and as such rights and requirements may be amended or modified by law.

18.           Sublicensing. MedQuest shall have the exclusive right under UVAPF’s Patent Rights to grant sublicenses to third parties other than Affiliates (“Sublicensees”) in its discretion. Any such sublicenses shall incorporate all of the terms and conditions of this Agreement. Termination of this Agreement or the License shall act to terminate any such sublicenses; except that any Sublicensee whose sublicense is in good standing with MedQuest may elect to maintain its sublicense by advising UVAPF, within sixty (60) days of such Sublicensee’s receipt of written notice from MedQuest or UVAPF of such termination, of its election and agreement to assume with respect to UVAPF all the obligations contained in its sublicense with MedQuest.

19.           License Issuance Fee. MedQuest shall pay to UVAPF a License Issuance Fee in the amount of Seventy-Five Thousand Dollars ($75,000) within thirty (30) days after both this Agreement and an agreement between MedQuest and the University of Utah Research Foundation with respect to the Foundation’s joint rights in the Inventions have been executed. Time is of the essence with respect to this payment.

20.           Pre-Sales License Maintenance Fee. MedQuest shall pay to UVAPF a Pre-Sales License Maintenance Fee in the amount of One-Thousand Dollars ($1,000) within forty-five (45) days of the issuance of the first-issued patent included within UVAPF’s Patent Rights and within forty-five (45) days of each anniversary of such issuance until Net Sales of Licensed Products occur. Notwithstanding the foregoing, MedQuest shall not have less than forty-five (45) days from the date on which MedQuest receives actual notice of the issuance of the first-issued patent to pay the first Pre-Sales License Maintenance Fee.

21            Royalties.

(a) Determination of Royalties Due. MedQuest shall pay to UVAPF Royalties on all Net Sales of Licensed Products sold by MedQuest or its Affiliates or Sublicensees under any unexpired claim of any of UVAPF’s Patent Rights. Such Royalties shall be calculated in accordance with the following equation:

Royalties = Net Sales x Royalty Rate x Fractional Multiplier

With respect to Sublicensees, the Royalty shall be paid on such Sublicensees’ Net Sales; in the event MedQuest sells or otherwise transfers Licensed Products to an Affiliate for later resale, Royalties will be paid only on the Net Sales of such Licensed Products by such Affiliate, and not the Net Sales of such Licensed Products by MedQuest to such Affiliates.

(b) Minimum Royalties. Notwithstanding the foregoing, beginning in 2009, or in the first calendar year in which Net Sales on Licensed Products by MedQuest, its Affiliates and Sublicensees taken together exceed Two-Million Dollars ($2,000,000), whichever occurs first, MedQuest shall pay to UVAPF minimum Royalties of no less than Ten-Thousand Dollars ($10,000) per full calendar year. If this Agreement or the License is terminated during a calendar year, the minimum Royalties due UVAPF in such calendar year shall be prorated based on the number of days that have passed in such calendar year on the date of termination.

(c) Deduction for Insurance Premiums. Any incremental increase in MedQuest’s insurance premiums, costs, and expenses that is attributable to MedQuest’s addition of UVAPF or UVA to its insurance policy in accordance with paragraph 53 of this Agreement shall be deducted from the Royalties due UVAPF.

22.           Reports and Payments. MedQuest shall provide written reports to UVAPF-during the term of this Agreement within forty-five (45) days after the first days of January, April, July, and October of each year following 2008, or following the calendar year in which Net Sales of Licensed Products first occur, whichever occurs first. MedQuest shall state in each report the number of Licensed Products sold by MedQuest and its Affiliates and Sublicensees, the corresponding Net Sales of products made and sold or otherwise disposed of under the License during the preceding calendar quarter, any deductions made from gross sales in determining such Net Sales, and the Royalties due thereon. MedQuest shall remit to UVAPF with each such report the Royalties then due.

23.           Records. MedQuest shall maintain accurate records in sufficient detail to enable the Royalties due UVAPF to be determined, and shall permit the records to be examined from time to time by UVAPF at reasonable intervals, during normal business hours, and upon reasonable notice during the term of this Agreement.

24.           Rights Reserved by UVAPF. UVAPF hereby reserves the right for UVA to practice inventions claimed under UVAPF’s Patent Rights for educational and research purposes at the University of Virginia.

25.           Non-Assertion. UVAPF agrees that with respect to any U.S. or foreign magnetic bearing patent that, on the Effective Date of this Agreement, it owns or under which it has the right to grant licenses, or with respect to any U.S. or foreign magnetic bearing patent that may later issue on a pending application for patent that, on the Effective Date of this Agreement, it owns or under which it has the right to grant licenses, it shall not assert against MedQuest or its vendees, transferees, Affiliates, or Sublicensees any claims for infringement based on the manufacture, use, sale, offer for sale, importation, or exportation of any apparatus made or sold by MedQuest or its vendees, transferees, Affiliates, or Sublicensees under the License granted in this Agreement, or based on the practice by MedQuest or its vendees, transferees, Affiliates, or Sublicensees of any method, process, or procedure under the License granted in this Agreement provided that a royalty on same has been paid hereunder; except that UVAPF may assert any such claim of infringement if required to do so by a legal duty to a third party, or may advise a third party of such claim of infringement if required by a legal duty to such third party.

ARTICLE IV: WARRANTIES AND REPRESENTATIONS

26.           Each party hereto acknowledges and agrees that no representation or promise not expressly contained in this Agreement has been made by the other party hereto or by any of its agents, employees, representatives or attorneys concerning the subject matter of this Agreement.

27.           Each party warrants and represents that to the best of its knowledge it has the full right and power to make the promises and grant the licenses set forth in this Agreement and that there are no outstanding agreements, assignments, licenses, or encumbrances in existence that are inconsistent with the provisions of this Agreement.

28.           Nothing in this Agreement shall be construed as (i) a warranty or representation by UVAPF as to the validity or scope of any of UVAPF’s Patent Rights; (ii) a warranty or representation that anything made, used, imported, developed, promoted, offered for sale, sold, or otherwise disposed of under any license granted in this Agreement is not infringing, or will not infringe, patents, trade secrets or other proprietary rights of third parties; (iii) an obligation to bring or prosecute actions or suits against third parties for infringement; (iv) conferring the right to use in advertising, publicity or otherwise any trademark, trade name, or names, or any contraction, abbreviation, simulation or adaptation thereof of MedQuest or UVAPF; (v) conferring by implication, estoppel or otherwise any license or rights under any patents of UVAPF other than UVAPF’s Patent Rights, except those rights of non-assertion provided for herein; (vi) any other representations or warranties, either express or implied, unless specified in this Agreement; (vii) directly or indirectly operating or applying as a waiver of sovereign immunity by the Commonwealth of Virginia; or (viii) imposing any obligation or any liability on any party contrary to applicable law.

29.           UVAPF DISCLAIMS AND MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO UVAPF’S PATENT RIGHTS OR ANY LICENSED PRODUCTS.

30.           MedQuest represents and warrants that it shall use commercially reasonable efforts to diligently pursue the development, manufacture, and sale of Licensed Products throughout the term of this Agreement.

31.           UVAPF represents and warrants that it is the owner of all UVAPF’s Patent Rights, free and clear of any claims or encumbrances, and has the right to grant the exclusive License provided herein.

ARTICLE V: TERMINATION

32.           Termination. The License shall terminate upon:

(a)           the failure by MedQuest to pay the License Issuance Fee when due;

(b)           notice given to MedQuest by UVAPF on the failure by MedQuest to pay any Pre-Sales License Maintenance Fee or any Royalties when due, and failure by MedQuest to remedy such failure within ninety (90) days after receiving such notice;

(c)           to the extent permitted by applicable and prevailing law, MedQuest filing a petition in bankruptcy or an equivalent proceeding and being adjudicated a bankrupt, or a petition in bankruptcy being filed against MedQuest, or MedQuest becoming insolvent or making an assignment for the benefit of creditors or any other arrangement pursuant to any bankruptcy law, or MedQuest discontinuing its business relating to implantable blood pumps, or a receiver being appointed for MedQuest;

(d)           ninety (90) days notice given to UVAPF by MedQuest;

(e)           expiration of the last-to-expire of UVAPF’ s Patent Rights at a time when no applications are pending for patents that, if issued, would be included within UVAPF’s Patent Rights;

(f)            notice given to MedQuest by UVAPF of any material breach or default of any material term of this Agreement by MedQuest, and failure by MedQuest to remedy such breach or default within ninety (90) days after receiving such notice;

(g)           violation of the insurance provisions of this Agreement as set forth in such provisions; or

(h)           failure of MedQuest to execute an agreement with the University of Utah Research Foundation as provided for in paragraph 33 of this Agreement.

33.           Effect of Agreement. The effect of this Agreement is contingent upon the execution of an agreement between MedQuest and the University of Utah Research Foundation with respect to the Foundation’s joint rights in the Inventions. Such agreement shall be executed within twenty-one (21) days of the Effective Date of this Agreement or this Agreement shall be null and void and without legal effect.

34.           Rights and Obligations Upon Termination. Upon termination of this Agreement or the License, the following shall occur:

(a)           All rights under the License and UVAPF’s Patent Rights shall revert to UVAPF, except that Sublicensees shall have the right to elect to maintain their sublicenses as specified in Article III.

(b)           All payment obligations of MedQuest toward UVAPF coming due prior to termination shall remain due and payable, including any License Issuance Fee, any Pre-Sales Maintenance Fees, and any Royalties due;

(c)           MedQuest’s duties to prosecute and maintain UVAPF’s Patent Rights shall cease;

(d)           With respect only to acts occurring prior to the date of termination, MedQuest and UVAPF’s respective rights and duties in regard to infringement suits, confidentiality, indemnification, and non-assertion of patent rights shall survive such termination; and

(e)           If such termination occurs under the insurance provisions of this Agreement, MedQuest shall have the right to reinstate this Agreement as provided for in such provisions.

ARTICLE VI: PATENTS & CONFIDENTIAL INFORMATION

35.           Marking. MedQuest and its Affiliates and Sublicensees shall mark, and shall require their respective subcontractors to mark, all products made under the License that are covered by any unexpired claims of any of UVAPF’s Patent Rights with a notice sufficient to satisfy the requirements of Section 287 of Title 35 of the United States Code and any similar marking provisions in other jurisdictions within the Licensed Territories.

36.           Prosecution and Maintenance of UVAPF’s Patent Rights. MedQuest shall prosecute and maintain UVAPF’s Patent Rights at MedQuest’s expense. MedQuest may select, in its sole discretion, patent counsel for performing such prosecution and maintenance, which counsel shall jointly represent the interest of MedQuest and UVAPF. Upon request, UVAPF shall cooperate with MedQuest in MedQuest’s prosecution and maintenance of UVAPF’s Patent Rights by causing the execution of any document and the taking of any action deemed necessary or desirable by MedQuest. MedQuest agrees that UVAPF shall bear no portion of the costs, expenses, and fees, if any, incurred by MedQuest prior to the Effective Date of this Agreement in prosecuting and maintaining UVAPF’s Patent Rights.

37.           Infringement Suits. MedQuest may bring suit in its own name and at its own expense against infringers of UVAPF’s Patent Rights. MedQuest shall notify UVAPF of any such infringers and of the commencement of any such suit. At MedQuest’s expense, UVAPF agrees to join any such suit if required by law. MedQuest shall pay to UVAPF a share of any excess of recoveries over costs, expenses, and fees incurred by MedQuest in such a suit, with such share being determined as follows. If such recoveries are awarded based on lost Net Sales, UVAPF’s share shall equal such excess multiplied by the applicable Royalty Rate. Thus:

UVAPF’s share = excess x Royalty Rate

If, instead, such recoveries are awarded based on a reasonable royalty, UVAPF’s share shall equal such excess multiplied by the ratio of the applicable Royalty Rate to such reasonable royalty. Thus:

UVAPF’s share = excess x (Royalty Rate / reasonably royalty)

38.           Invalidation of Claims of Patents. If, in any proceeding in which the validity or priority of any claim of any patent included in UVAPF’s Patent Rights is in issue, a judgment or decree is entered that becomes irrevocable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time construction placed on any such claim by such irrevocable judgment or decree shall thereafter be applicable to this Agreement with regard to any acts occurring thereafter, and if any such irrevocable judgment or decree holds any such claim invalid, MedQuest’s obligations toward UVAPF under this Agreement based on such claim or any claim found by a court to be patentably indistinct therefrom, including any of MedQuest’ s payment obligations toward UVAPF, shall cease as of the date on which such judgment or decree becomes irrevocable.

39.           Extension of UVAPF’s Patent Rights. MedQuest and UVAPF agree that UVAPF’s Patent Rights shall be extended by all means provided by law or regulation including, without limitation, extensions provided under U.S. law at 35 U.S.C. §§ 154(b), 155A, and 156. UVAPF agrees to provide MedQuest with all necessary assistance in securing such extensions including, without limitation, providing all information regarding applications for regulatory approval, approvals granted, and the timing of same. MedQuest acknowledges that, except as provided for under 35 U.S.C. § 156(d)(5), extensions under 35 U.S.C. § 156 must be applied for within sixty (60) days of the date that a Licensed Product receives permission under the provision of law under which the applicable regulatory review period occurred for commercial marketing or use, and that MedQuest’s failure to apply for such extensions during such sixty (60) day period will cause serious injury to UVAPF.

40.           Confidentiality. MedQuest and UVAPF shall each take reasonable precautions to maintain the confidential information of the other in confidence. Such reasonable precautions shall involve at least the same degree of care MedQuest and UVAPF customarily use to maintain their own confidential information in confidence. In recognition of the academic mission of UVA, MedQuest agrees that nothing herein shall prevent UVA or UVAPF, their officers, agents, employees or students from disclosing or publishing UVA or UVAPF information, or create any legal liability for doing so.

41.           Patent Terms of Art. As used herein in the appropriate context, the terms “reasonable royalty,” “use,” “make,” “sell,” “offer to sell,” “import,” “life,” “practice,” “prosecute,” “maintain,” “validity,” “priority,” “claim,” “construction,” “patentably indistinct,” “cover,” “under,” and any other term having a well-known meaning in U.S. or foreign patent law, shall have the meaning attributed to such terms by U.S. or foreign patent law.

ARTICLE VII : GENERAL PROVISIONS

42.           Indemnification. Subject to the conflict resolution provisions provided herein, MedQuest and UVAPF shall each indemnify, hold harmless, and defend the other against all claims, suits, losses, damages, costs, fees (including reasonable attorneys fees), and expenses arising out of their own breach of this Agreement. In addition, MedQuest agrees to indemnify, hold harmless and defend UVA and UVAPF against any and all claims arising from the execution of this Agreement or from the exercise of any rights under this Agreement including, without limitation, against any damages, losses or liabilities whatsoever for death, injury to person or damage to property, or for the infringement of third-party intellectual property rights, as a result of the making, use, importation, development, design, promotion, sale, possession, operation, or other disposition of any Licensed Products or UVAPF’s Patent Rights by MedQuest, its Sublicensees, Affiliates, customers, assignees, or other transferees.

43.           Assignment. MedQuest and UVAPF shall not assign this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned, or delayed.

44.           Governing Law. This Agreement shall be governed in all respects by the laws of the state of Utah and the United States without regard to the conflicts of laws provisions of the state of Utah or any other jurisdiction.

45.           Notice. Any notice, report, request, payment, remittance, reimbursement, or statement provided for in this Agreement is sufficiently given when delivered in person or sent by certified or registered mail addressed to the party for whom intended at the address given above in the opening of this Agreement, or at an address specified by the intended party by written notice.

46.           Entire Agreement. This Agreement is the entire agreement and understanding between UVAPF and MedQuest on the subject matter of this Agreement and merges all prior discussions and supersedes all prior agreements between them relating to the subject matter. UVAPF and MedQuest shall not be bound by any conditions, definitions, warranties, or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement or as set forth in a subsequent amendment to this Agreement.

47.           Waiver. The failure of either party to this Agreement to insist in any one or more instances upon strict performance by the other of its obligations hereunder shall not constitute a waiver or relinquishment of any such obligation for the future, and the obligation shall continue in full force and effect.

48.           Headings. The headings of the Articles and Paragraphs of this Agreement are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

49.           Amendments in Writing. No amendment or modification to this Agreement shall be valid or binding upon UVAPF or MedQuest unless made in a writing signed by both UVAPF and MedQuest.

50.           Agreement to Take Action to Achieve Purposes. UVAPF and MedQuest agree to execute and deliver all documents, provide all information, and take or forbear from taking all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

51.           Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions of this Agreement.

52.           Conflict Resolution.

(a)           Mediation. Except as to issues relating to the validity, construction, or effect of UVAPF’s Patent Rights, and except for the right of either party to apply to a court for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any dispute arising in connection with this Agreement that the parties are unable to resolve within sixty (60) days shall be mediated. The party raising such dispute shall promptly advise the other party of such dispute. By not later than five (5) business days after receiving notice of such dispute, each party shall select for itself a representative who shall have the authority to bind such party, and shall advise the other party in writing of the name and title of such representative. By not later than ten (10) business days after receiving notice of such dispute, the party against whom the dispute is raised shall select a mediator in the Salt Lake City, Utah area, and such party’s representative shall schedule a date with such mediator for a hearing. The parties shall enter into good faith mediation and shall share the costs of such mediation equally, including reasonable costs of travel.

(b)           Arbitration. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, then such dispute shall be resolved by final and binding compulsory arbitration in Salt Lake City, Utah. Such arbitration shall be determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) shall have no power to add to, subtract from, or modify any of the terms or conditions of this Agreement, nor to award punitive damages. All costs and expenses, including reasonable attorneys’ fees and reasonable travel, room, and boarding expenses, of the prevailing party in such arbitration shall be borne by the other party.

(c)           Litigation. Any claim, dispute, or controversy concerning the validity, construction, or effect of any of UVAPF’s Patent Rights, and any award rendered in-arbitration, may be resolved or enforced by either party in either the courts of the state of Utah or the United States District Court for the District of Utah, to whose jurisdiction for such purposes MedQuest and UVAPF each hereby irrevocably consent and submit. All costs and expenses, including reasonable attorneys’ fees and reasonable travel, room, and boarding expenses, of the prevailing party in such litigation shall be borne by the other party.

53.           Insurance. MedQuest shall not (i) use or permit the use of Licensed Products in humans as part of clinical trials or otherwise, or (ii) make, have made, use, import, develop, have developed, promote, have promoted or sell any Licensed Product, or engage in any other act involving any Licensed Product or UVAPF’ s Patent Rights, if such act could possibly give rise to a claim against UVAPF or UVA for damage for personal injury or property damage, unless MedQuest shall have first provided UVAPF, unless otherwise agreed to between the patties in writing, with a certificate of insurance proving that MedQuest or a third party authorized in writing by UVAPF has in force, during the term of this Agreement, a policy of insurance that will indemnify UVAPF, its directors, officers, agents, employees, and UVA, its governors, trustees, faculty, staff and students, against liability claims for injury or damages arising from such acts. Such insurance policy must: (i) be drawn in an amount not less than five million dollars ($5,000,000) for each occurrence as a combined single limit for bodily injury or death, and for property damage; (ii) be endorsed to name UVAPF, UVA, MedQuest, and their respective governors, trustees, officers, directors, faculty, staff, employees, agents, and students as additional insureds under such policy of insurance, and such insurance shall be deemed primary; and (iii) contain a stipulation that the required coverage will not be reduced, materially altered, or canceled without first giving sixty (60) days prior written notice to the Executive Director of UVAPF and the Director of Risk Management at UVA. Unless expressly waived in writing by UVAPF, MedQuest agrees that the above-described liability insurance policy shall be maintained in force for so long as this Agreement remains in effect. MedQuest must also provide insurance coverage for five (5) years after termination or expiration of this Agreement. If such five-year coverage is furnished under the insurance policy obtained during the term of this Agreement, then MedQuest need not obtain any additional policy during the five years after the Agreement between the parties has terminated or expired. Neither MedQuest nor any third party shall terminate, reduce the face value of, or otherwise materially modify such insurance coverage during the aforementioned five-year period, unless equal or greater coverage is provided under another policy in compliance with the foregoing provisions and without any gap in coverage. This Agreement and the licenses granted herein to MedQuest shall immediately and automatically terminate without notice in the event MedQuest, or a party acting under authority of MedQuest, violates any provision of this paragraph. A termination occurring under this paragraph shall occur and become effective at the time of the violation that causes such termination. Notwithstanding the foregoing, MedQuest shall have the right to reinstate the effectiveness of this Agreement by obtaining the required insurance, whereupon this Agreement shall automatically become effective and shall be and shall remain in full force and effect without any further action of the parties hereto. MedQuest shall insert this paragraph in any sublicense in which MedQuest grants to a third party the right to make, have made, use, import, develop, have developed, promote, have promoted or sell any Licensed Product, with the name of such Sublicensee substituted for the name of MedQuest therein.

54.           Non-Use of Names. MedQuest shall not use the names of UVAPF or UVA or their employees, officers, or agents, or any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from UVAPF in each case, except that MedQuest may state that it is licensed by UVAPF under one or more of the patents and/or applications comprising UVAPF’s Patent Rights.

55.           Technology Export Laws. It is understood that UVAPF is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by MedQuest that MedQuest shall not export data or commodities to certain foreign countries without prior approval of such agency. UVAPF represents neither that a license shall not be required nor that, if required, such a license shall be issued.

MedQuest		UVAPF

MedQuest Products Inc.		University of Virginia Patent Foundation

By	“Pratap Khanwilkar”	By	“R. MacWright”
	(signature)		(signature)

Name	Pratap Khanwilkar	Name	Robert S. MacWright

Title	President	Title	Executive Director

Date	4/1/99	Date	3/31/99

		By	“H. Wadley”
(signature

		Name	Haydn N.G. Wadley

		Title	President

		Date	4/1/99

Attest	“Jenny Love”	Attest	“Alan Bentley

	Jenny Love		Alan R. Bentley
Date	4/1/99	Date	3/31/99